Putnam Emerging Markets Income Fund
5/31/16 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  134
        Class B	  1
        Class C   12
	Class M   *

* Represents less than 1,000

72DD2   Class Y   39


73A1    Class A	  0.112
        Class B	  0.092
        Class C   0.096
	Class M   0.104

73A2    Class Y   0.120


74U1    Class A	  1,269
        Class B	  12
        Class C   229
        Class M	  3

74U2    Class Y   367


74V1    Class A	  8.58
        Class B	  8.55
        Class C   8.56
	Class M   8.58

74V2    Class Y   8.58


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.